UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): September 28, 2010

Cardium Therapeutics, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-33635	27-0075787
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

12255 El Camino Real, Suite 250, San Diego, California	92130
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (858) 436-1000

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On September 28, 2010, we entered into a Sales Agreement (“Sales Agreement”) with Brinson Patrick Securities Corporation to enable us to use Brinson Patrick as a sales manager to sell shares of our common stock from time to time in “at-the-market” transactions pursuant to our shelf registration statement on Form S-3 (File No. 333-168693), which was declared effective by the Securities and Exchange Commission on August 27, 2010.

At-the-market sales arrangements including this one enable periodic market-based sales that are not discounted relative to the prevailing market price, and which do not involve the corresponding issuance of warrants, preferred stock, debentures or other units typically associated with larger direct financings. At-the-market sales also occur only at the company’s election based on market conditions and could be used over time, for example, to support inventory build, product launches or other corporate development plans. Under the terms of the Sales Agreement, the sales manager will use its best efforts to sell shares, if and when we ask them to do so. Sales of common stock, if any, would be made on our behalf on or though national securities exchanges (such as NYSE Amex) or alternative trading systems, or in any manner permitted by law (including privately negotiated transactions), at prices prevailing at the time of sale. We are not obligated to sell any minimum number of shares under the Sales Agreement; rather we have put the Sales Agreement in place as an additional financing tool that can be used, in our discretion, from time to time.

The sales manager would receive only a basic cash commission at a fixed commission rate of 4.5% of the gross sales price per share sold, on aggregate gross proceeds of $5 million, which is the maximum amount allotted for this program by the company. We have also agreed to provide the sales manager with customary indemnification rights. Additional information regarding the Sales Agreement and the manner of distribution for the shares is set forth in the Company’s prospectus supplement, dated September 29, 2010, which will be filed with the SEC pursuant to Rule 424(b) under the Securities Act of 1933.

The foregoing description of the Sales Agreement is not complete and is qualified in its entirety by reference to the full text of the Sales Agreement which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference. The Sales Agreement has been included to provide investors and stockholders with information regarding its terms. The Sales Agreement is not intended to provide any other factual information about our company. The representations, warranties and covenants contained in the Sales Agreement were made only for purposes of the Sales Agreement and as of a specific date, were solely for the benefit of the parties to the Sales Agreement, may be subject to limitations agreed upon by the contracting parties, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors are not third-party beneficiaries under the Sales Agreement and should not rely on the representations, warranties or covenants or any descriptions thereof as characterizations of the actual state of facts or condition of our company or our subsidiaries. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Sales Agreement, which subsequent information may or may not be fully reflected in our public disclosures.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits. The following exhibits are filed with this report on Form 8-K:

Exhibit No.	Description of Exhibit

5.1	Opinion of Sheppard, Mullin, Richter & Hampton LLP.

10.1	Sales Agreement, dated as of September 28, 2010, by and between the Company and Brinson Patrick Securities Corporation.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cardium Therapeutics, Inc.

By:	/s/ Christopher J. Reinhard
Christopher J. Reinhard
Chief Executive Officer

Date: September 29, 2010